SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                       -----------------------------


                                SCHEDULE 13D
                               (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                               RULE 13d-2(a)

                            (Amendment No. 6)1/

                          Heartland Partners, L.P.
------------------------------------------------------------------------------
                              (Name of Issuer)

                     Class A Limited Partnership Units
                       (Title of Class of Securities)

                                422357 10 3
------------------------------------------------------------------------------
                               (CUSIP Number)

                              David S. Richter
                     Waveland Capital Management, L.P.
                        227 West Monroe, Suite 4800
                          Chicago, Illinois 60606
                               (312) 739-2138
------------------------------------------------------------------------------
               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)

                             September 15, 1999
------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of This Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b) (3) or (4), check the following box o

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

------------
1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO.: 422357-10-3                                 13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                          Waveland Partners, L.P.
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) (_)
                                                                  (b) (_)
------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                (_)
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                         Illinois
------------------------------------------------------------------------------
                  7        SOLE VOTING POWER

               ---------------------------------------------------------------
NUMBER OF         8        SHARED VOTING POWER
SHARES                     286,089
BENEFICIALLY   ---------------------------------------------------------------
OWNED BY          9        SOLE DISPOSITIVE POWER
EACH
REPORTING      ---------------------------------------------------------------
PERSON         10       SHARED DISPOSITIVE POWER
                                286,089
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         286,089 Units

------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                    (_)
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         13.35%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN


                                                            Page 2 of 10 Pages

 CUSIP NO.: 422357-10-3                                 13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     Waveland Capital Management, L.P.
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) (_)
                                                                   (b) ( )
------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                        (_)
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                         Illinois

                  7        SOLE VOTING POWER

               ---------------------------------------------------------------
NUMBER OF         8        SHARED VOTING POWER
SHARES                     286,089
BENEFICIALLY   ---------------------------------------------------------------
OWNED BY          9        SOLE DISPOSITIVE POWER
EACH           ---------------------------------------------------------------
REPORTING
PERSON     10       SHARED DISPOSITIVE POWER
                          286,089
------------------------------------------------------------------------PERSON
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         286,089 Units
------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                     (_)
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         13.35%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN

                                                            Page 3 of 10 Pages

 CUSIP NO.: 422357-10-3                                 13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     Clincher Capital Corporation
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) (_)
                                                                   (b) ( )
------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                        (_)
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                         Illinois

                  7        SOLE VOTING POWER

               ---------------------------------------------------------------
NUMBER OF         8        SHARED VOTING POWER
SHARES                     286,089
BENEFICIALLY   ---------------------------------------------------------------
OWNED BY          9        SOLE DISPOSITIVE POWER
EACH           ---------------------------------------------------------------
REPORTING
PERSON     10    SHARED DISPOSITIVE POWER
                     286,089
------------------------------------------------------------------------PERSON
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         286,089 Units
------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                     (_)
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         13.35%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO


                                                            Page 4 of 10 Pages

 CUSIP NO.: 422357-10-3                                 13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     Waveland Capital Management, LLC
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) (_)
                                                                   (b) ( )
------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                        (_)
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                         Illinois

                  7        SOLE VOTING POWER

               ---------------------------------------------------------------
NUMBER OF         8        SHARED VOTING POWER
SHARES                     286,089
BENEFICIALLY   ---------------------------------------------------------------
OWNED BY          9        SOLE DISPOSITIVE POWER
EACH           ---------------------------------------------------------------
REPORTING
PERSON     10       SHARED DISPOSITIVE POWER
                          286,089
------------------------------------------------------------------------PERSON
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         286,089 Units
------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                     (_)
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         13.35%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

                                                            Page 5 of 10 Pages

 CUSIP NO.: 422357-10-3                                 13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     Waveland Partners, Ltd.
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) (_)
                                                                   (b) ( )
------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                        (_)
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                         Cayman Islands

                  7        SOLE VOTING POWER

               ---------------------------------------------------------------
NUMBER OF         8        SHARED VOTING POWER
SHARES                     286,089
BENEFICIALLY   ---------------------------------------------------------------
OWNED BY          9        SOLE DISPOSITIVE POWER
EACH           ---------------------------------------------------------------
REPORTING
PERSON     10       SHARED DISPOSITIVE POWER
                          286,089
------------------------------------------------------------------------PERSON
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         286,089 Units
------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                     (_)
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         13.35%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO

                                                             Page 6 of 10 Pages

 CUSIP NO.: 422357-10-3                                 13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     Waveland International, Ltd.
------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) (_)
                                                                   (b) ( )
------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC
------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                        (_)
------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
                         Illinois

                  7        SOLE VOTING POWER

               ---------------------------------------------------------------
NUMBER OF         8        SHARED VOTING POWER
SHARES                     286,089
BENEFICIALLY   ---------------------------------------------------------------
OWNED BY          9        SOLE DISPOSITIVE POWER
EACH           ---------------------------------------------------------------
REPORTING
PERSON     10       SHARED DISPOSITIVE POWER
                          286,089
------------------------------------------------------------------------PERSON
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         286,089 Units
------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                     (_)
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         13.35%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         0O

                                                            Page 7 of 10 Pages

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

         (a) The reporting persons may be deemed to beneficially own 286,089 Units representing approximately 13.35% of the Units outstanding as of June 30, 1999 (as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

         (b) Each of the reporting persons may be deemed to share beneficial ownership of the Units which are owned directly by Waveland International.

         (c) In the past 60 days, Waveland International effected the following open market purchases of Units:



                                     Number of                Average Price
Date                              Units Acquired                 Per Unit
----                              --------------             ---------------
August 5, 1999                             2,300                   15.3125

August 9, 1999                             2,600                   15.3942

August 10, 1999                            5,000                   15.2500

August 25, 1999                            5,000                   15.2500

August 31, 1999                            1,800                   15.2500

September 15, 1999                         6,400                   16.3125

September 17, 1999                           200                   17.0000




                                                            Page 8 of 10 Pages

                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 23, 1999

                              WAVELAND PARTNERS, L.P.
                              By: Waveland Capital Management, L.P.
                                  Its: General Partner
                                  By: Clincher Capital Corporation
                                  Its: General Partner


                                  /s/  David S. Richter
                              By:----------------------------------------
                                      David S. Richter, President

                              WAVELAND CAPITAL MANAGEMENT, L.P.
                              By: Clincher Capital Corporation
                                  Its: General Partner

                                        /s/ David S. Richter
                                  By: ----------------------------------
                                         David S. Richter, President

                              CLINCHER CAPITAL CORPORATION


                                   /s/ David S. Richter
                              By:---------------------------------------
                                   David S. Richter, President


                              WAVELAND CAPITAL MANAGEMENT, LLC


                                   /s/ David S. Richter
                              By:-------------------------------------------
                                  David S. Richter, Manager


                              WAVELAND PARTNERS, LTD.


                                   /s/ David S. Richter
                              By:-------------------------------------------
                                   David S. Richter, Director



                                                            Page 9 of 10 Pages

                              WAVELAND INTERNATIONAL, LTD.


                                        /s/ David S. Richter
                              By: --------------------------------------
                                      David S. Richter, Director



                                                           Page 10 of 10 Pages